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                                                                  EXHIBIT (11)

                     FIRST HOME BANCORP INC. AND SUBSIDIARY
                     --------------------------------------
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
               -------------------------------------------------

                                              Three Months Ended                     Six Months Ended
                                           1996               1995                1996              1995
                                           ----               ----                ----              ----
PRIMARY
- - -------
EARNINGS:
  Net Income                            $1,109,917         $1,142,069          $2,274,877         $2,574,616
                                        ----------         ----------          ----------         ----------

SHARES:
  Weighted average number of
    common shares outstanding            2,030,009          2,030,009           2,030,009          2,025,192

  Assuming exercise of operations
    reduced by the number of shares
    which could have been purchased
    with the proceeds from exercise
    of such options (1)                     13,486              4,848              13,305              4,376
                                        ----------         ----------          ----------         ----------
  Weighted average number of common
    shares outstanding as adjusted       2,043,495          2,034,857           2,043,314          2,024,568
                                        ==========         ==========          ==========         ==========

  Primary earnings per share of
    common stock                             $0.54              $0.56               $1.11              $1.27
                                             =====              =====               =====              =====

ASSUMING FULL DILUTION
- - ----------------------
EARNINGS:
  Net income                            $1,109,917         $1,142,069          $2,274,877         $2,574,616
                                        ==========         ==========          ==========         ==========
SHARES:
  Weighted average number of
    common shares outstanding            2,030,009          2,030,009           2,030,009          2,025,192

  Assuming exercise of options
    reduced by the number of shares
    which could have been purchased
    with the proceeds from exercise
    of such options (2)                     13,486             5,535               13,305              5,535
                                        ----------         ----------          ----------         ----------
  Weighted average number of common
    shares outstanding as adjusted       2,043,495          2,035,544           2,043,314          2,030,727
                                        ==========         ==========          ==========         ==========
Fully diluted earnings per share of
  common stock                               $0.54              $0.56               $1.11              $1.27
                                             =====              =====               =====              =====
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(1) Assumes the proceeds obtained from the exercise of options were used to purchase common shares at the average market price during the quarter.

(2) Assumes the proceeds obtained from the exercise of stock options were used to purchase common shares at the market price at the close of the quarter if such price was higher than the average price during the quarter.